Exhibit 99.1

Lafayette Square Announces Impact-Focused Credit Facility with Sumitomo Mitsui Banking Corporation

New York, February 3, 2022 – Lafayette Square, an impact investment platform, announced that its affiliates have entered into a new credit facility with Sumitomo Mitsui Banking Corporation (“SMBC”), one of the largest global financial firms. The facility will be used to support Lafayette Square’s regionally focused middle market lending activities, consistent with its mission to achieve impact in local communities. The credit facility will initially provide the Lafayette Square affiliates with the ability to borrow up to $10.6 million based upon unused capital commitments from their investors, and is expected to grow through an uncommitted accordion feature expandable up to $1 billion. The annual interest rate applicable to borrowings under the facility will be based on a range of alternative rates, including applicable SOFR plus a margin of 1.8%, and the facility matures in February 2024.

The facility includes an innovative ESG pricing adjustment structure highlighting Lafayette Square’s impact-investment focused approach. Through reduced borrowing costs, the proceeds will be used for investments in businesses located in underserved communities, that are significant employers of low- or moderate-income individuals, are non-sponsored entities, that are engaged with Lafayette Square’s impact service providers, or that are considered community development and public welfare investments by banking regulators.

"This innovative credit facility supports our core impact strategy, which combines capital and services to drive positive outcomes to the local communities in which we invest," said Andy Phelps, Managing Director and the Head of Capital Markets at Lafayette Square. "We are proud to partner with SMBC to scale our direct lending activities and appreciate their commitment to the Lafayette Square vision of a more inclusive economy."

“We are proud to partner with Lafayette Square to support their efforts to reach underserved borrowers and communities,” said Aaron Franklin, Head of Sustainable Finance and Advisory Group at SMBC Americas Division. “This partnership is a good example of SMBC’s commitment to support our clients in promoting and creating positive social and economic change.”

About Lafayette Square

Lafayette Square is a commercially scaled investment platform built for and enhanced by our commitment to impact. We deploy long-term capital alongside impactful services to local communities across America through our credit, real estate, and renewables divisions. Our mission is to be the leading provider of impact-driven capital working toward a more inclusive economy.

As we make investments, we work with a mission-aligned network to provide impactful services that improve the wellbeing of underserved people and communities. For more information about Lafayette Square, please visit www.lafayettesquare.com.

About SMBC Group

SMBC Group is a top-tier global financial group. Headquartered in Tokyo and with a 400-year history, SMBC Group offers a diverse range of financial services, including banking, leasing, securities, credit cards, and consumer finance. The Group has more than 140 offices and 86,000 employees worldwide in nearly 40 countries. Sumitomo Mitsui Financial Group, Inc. (SMFG) is the holding company of SMBC Group, which is one of the three largest banking groups in Japan. SMFG’s shares trade on the Tokyo, Nagoya, and New York (NYSE: SMFG) stock exchanges. As of September 30, 2021, its total assets were $2.16 trillion.

In the Americas, SMBC Group has a presence in the U.S., Canada, Mexico, Brazil, Chile, Colombia, and Peru. Backed by the capital strength of SMBC Group and the value of its relationships in Asia, the Group offers a range of commercial and investment banking services to its corporate, institutional, and municipal clients. It connects a diverse client base to local markets and the organization’s extensive global network. The Group’s operating companies in the Americas include Sumitomo Mitsui Banking Corp. (SMBC), SMBC Nikko Securities America, Inc., SMBC Capital Markets, Inc., SMBC Rail Services LLC, Manufacturers Bank, JRI America, Inc., SMBC Leasing and Finance, Inc., Banco Sumitomo Mitsui Brasileiro S.A., and Sumitomo Mitsui Finance and Leasing Co., Ltd.

Media Contact:

Shree Dhond/Doug Allen

Dukas Linden Public Relations

646-722-6531

lafayettesquare@dlpr.com